Exhibit 10.3(ae)

<<Date>>

Dear «Name»,

Congratulations! You have been awarded «Award» RSUs and «Award» PSUs for <<year>>! We would like to take this opportunity to thank you for all your hard work and dedication this year. We know how much effort you put into your job and are truly grateful to have you on our team.

Your grants are expected to be live on Morgan Stanley’s StockPlan Connect after <<date>>. Access StockPlan Connect at: https://www.stockplanconnect.com after <<date>> to review and accept your grant. If you have any issues accessing your account, contact Morgan Stanley at 1-877-227-1293 for assistance.

Upon accessing your account, the ‘Alerts and Messages’ screen should appear. If it doesn’t, click on the ‘Alerts’ tab. This will guide you through viewing and accepting your new grant through a series of online instructions.

If this is your first time receiving an equity grant, you should receive an email by <<date>> from StockPlanConnect@morganstanley.com on how to activate your account.

PLEASE NOTE: You MUST accept your grant through StockPlan Connect for the grant to be valid. If you do not accept, it may result in cancellation of the grant.

To view the 2020 Employee Stock Incentive Plan Prospectus (terms and conditions), select ‘Document’ in your account and change the date range to “all” to access files.

Please contact Meaghan Morris at 256-963-6315 or meaghan.morris@adtran.com if you need further assistance.